SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Cavium Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

CAVIUM NETWORKS, INC.
805 East Middlefield Road
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 18, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cavium Networks, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, April 18, 2008 at 10:00 a.m. local time at 805 East Middlefield Road, Mountain View, CA 94043 for the following purposes:

1. To elect two directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 24, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/  Arthur D. Chadwick
Arthur D. Chadwick
Secretary

Mountain View, California
March 24, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Board of Directors recommends that you vote FOR the proposals identified above.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal 2 Ratification Of Selection Of Independent Auditors
Security Ownership Of Certain Beneficial Owners And Management
Section 16(a) Beneficial Ownership Reporting Compliance
Equity Compensation Plan Information
Executive Compensation
Outstanding Equity Awards At December 31, 2007
Director Compensation for Fiscal 2007
Transactions With Related Persons
Householding of Proxy Materials
Other Matters

CAVIUM NETWORKS, INC.
805 East Middlefield Road
Mountain View, CA 94043

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

April 18, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Cavium Networks, Inc. (sometimes referred to as the “Company” or “Cavium”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet. The Company intends to mail this proxy statement and accompanying proxy card on or about April 3, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 24, 2008 will be entitled to vote at the annual meeting. On this record date, there were 40,391,131 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 24, 2008 your shares were registered directly in your name with Cavium’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 24, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on April 17, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/cavm to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on April 17, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Cavium. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both of the two nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2008, to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043 between December 19, 2008 and January 18, 2009, unless the date of our 2009 annual meeting of stockholders is before March 19, 2009 or after May 18, 2009, in which case such proposals shall be submitted no earlier than 120 days prior to the 2009 annual meeting of stockholders and no later than the later of (i) 90 days before the 2009 annual meeting of stockholders or (ii) ten days after notice of the date of the 2009 annual meeting of stockholders is publicly given. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (form the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 40,391,131 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

Proposal 1

Election Of Directors

Cavium’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2008. Each of the nominees listed below is currently a director of the Company who was previously appointed by the Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Cavium. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2011 Annual Meeting

Anthony J. Pantuso

Anthony J. Pantuso, age 45, has served as a director since 2004. He has been a Managing Director at NeoCarta Ventures, a venture capital firm, since November 1999. From November 1996 to July 1999 he served as Senior Vice

President for GE Equity, a division of GE Capital, a private equity investment company. Prior to working at GE Equity, Mr. Pantuso served in various positions at US WEST, MediaOne and Ernst & Young. He currently serves on several private company boards. Mr. Pantuso received a BS in Business Administration from Colorado State University.

C.N. Reddy

C.N. Reddy, age 52, has served as a director since 2001. He is a co-founder of Alliance Semiconductor, which until 2006, was a provider of semiconductor products and solutions, and has held various positions. Since October 2000, he has served as the Executive Vice President for Investments at Alliance, during which time he has been responsible for Alliance’s investments in private technology companies and identifying future possible technology company acquisitions for Alliance. From December 1997 to October 2000, he served as Executive Vice President and Chief Operating Officer at Alliance. From May 1993 to December 1997, he served as Senior Vice-President Engineering and Operations at Alliance. From 1985 to May 1993, he served as Vice President Engineering at Alliance. From February 1985 to October 2000 he also served as Secretary of Alliance. Mr. Reddy has served as a member of the board of directors since Alliance’s inception in 1985. He was a member of the founding management team at Cypress Semiconductor. Prior to that, he held positions at Texas Instruments and National Semiconductor Corporation. Mr. Reddy is currently the Executive Vice President of Investments and serves on the board of directors at Alliance Semiconductor. He currently serves on several private company boards. Mr. Reddy received an MSEE from Utah State University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2009 Annual Meeting

Kris Chellam

Kris Chellam, age 57, has served as a director since December 2005. In May 2007, Mr. Chellam became Managing Partner of Galleon Crossover Fund (a Galleon Group fund), a venture capital firm which invests in late stage private companies. Prior to joining the Galleon Group, Mr. Chellam served as Senior Vice President, Global Enterprise Services at Xilinx, Inc., a programmable logic IC company, from July 2005, until his retirement in February 2007. Mr. Chellam joined Xilinx in July 1998 and served as Senior Vice President of Finance and Chief Financial Officer until July 2005. Prior to joining Xilinx, Mr. Chellam served as Senior Vice President, Finance and Administration, and Chief Financial Officer at Atmel Corporation for seven years. Previously, Mr. Chellam worked for more than 12 years as Intel Corporation in a variety of financial management positions in Europe and the United States. Mr. Chellam is a member of the Institute of Chartered Accountants in England and Wales. He completed his Cambridge Certificate of Education in Malaysia in 1968 and obtained his chartered accountancy degree in London in 1975.

John W. Jarve

John W. Jarve, age 52, has served as a director since 2002. Since 1985, Mr. Jarve has been employed by Menlo Ventures, a venture capital firm, where he currently serves as a Managing Director. Prior to joining Menlo Ventures, he worked at Intel Corporation. Mr. Jarve is Chairman of the Stanford Graduate School of Business Management Board, a trustee of the Crystal Springs Uplands School, and a trustee of the Corporation of the Massachusetts Institute of Technology. He currently serves on several private company boards. Mr. Jarve received a BS and MS in electrical engineering from the Massachusetts Institute of Technology and an MBA from the Stanford University Graduate School of Business.

Directors Continuing in Office Until the 2010 Annual Meeting

Syed B. Ali

Syed B. Ali, age 49, is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since the inception of the Company in 2000. From 1998 to 2000, Mr. Ali was Vice President of Marketing and Sales at Malleable Technologies, a communication chip company of which he was a founding management team member. Malleable Technologies was acquired by PMC Sierra, a communication IC company in 2000. From 1994 to 1998, Mr. Ali was an Executive Director at Samsung Electronics. Prior to that, he had various positions at Wafer Scale Integration, a division of SGS-Thompson, Tandem Computer, and American Microsystems. He received a BSEE from Osmania University, in Hyderabad, India and an MSEE from the University of Michigan.

Anthony S. Thornley

Anthony S. Thornley, age 61, has served as a director since September 2006. Mr. Thornley currently serves as the Chief Financial Officer of KMF Audio Inc., a microphone company. From February 2002 to June 2005 he served as President and Chief Operating Officer of Qualcomm Inc., a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial and Operating Officer of Qualcomm and from March 1994 to February 2002 as Chief Financial Officer of Qualcomm. Prior to joining Qualcomm, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf Company, a golfing equipment manufacturer, Airvana, Inc., a wireless equipment company, Proximetry, a network software company and Transdel Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Thornley received his BS degree in Chemistry from the University of Manchester, England.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Director’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Chellam, Jarve, Pantuso, Reddy and Thornley. In making this determination, the Board of Directors found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Ali, the Company’s President and Chief Executive Officer is not an independent director by virtue of his employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Syed B. Ali
Kris Chellam	X
John W. Jarve			X	*	X
Anthony J. Pantuso	X		X
C.N. Reddy			X		X
Anthony S. Thornley	X	*			X	*
Total meetings in fiscal 2007	4		6		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Messrs. Chellam, Pantuso and Thornley.The Audit Committee met four times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Messrs. Chellam and Thornley qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Chellam’s and Mr. Thornley’s level of knowledge and experience based on a number of factors, including their formal education and experiences as Chief Financial Officers for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2007.

Mr. Kris Chellam
Mr. Anthony J. Pantuso
Mr. Anthony S. Thornley

Compensation Committee

The Compensation Committee is composed of three directors: Messrs. Jarve, Pantuso and Reddy. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met six times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, other executive officers and senior management; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

•	The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually, with greater frequency if necessary. In July 2007 the Compensation Committee established a policy for generally meeting on the third Monday of each of the last two months of each quarter for the purpose of granting equity awards to new employees and, on occasion, existing employees. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with chief executive officers. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first half of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executive officers and senior management, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of a compensation consultant, including analyses of executive officers’ and senior management’s compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is one of our officers or employees. No member of our Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation

2 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Mr. John W. Jarve
Mr. Anthony J. Pantuso
Mr. C.N. Reddy

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, considering nominations and proposals submitted by Cavium’s stockholders, assessing the performance and independence of the Board of Directors, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Thornley, Jarve and Reddy. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, having extensive business and industry experience, understanding of public company responsibilities, as well as possessing high personal integrity and ethical standards. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Boardby majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 805 East Middlefield Road, Mountain View, CA 94043, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to the Company’s website.

Code Of Ethics

The Company has adopted the Cavium Networks, Inc. Code of Conduct that applies to all officers, directors, employees and consultants. The Code of Conduct is available on our website at
http://investor.caviumnetworks.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification Of Selection Of Independent Auditors

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended 2006 and 2007, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2006	2007
	($)	($)
	(In thousands)

Audit Fees	175.0	1,771.7	(1)
Audit-related Fees (specifically describe audit-related fees incurred)	—	—
Tax Fees (specifically describe tax fees incurred)	10.6	50.3
All Other Fees (specifically describe all other fees incurred)	—	—

Total Fees	185.6	1,822.0

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings or engagements. In 2007, this amount included services rendered related to our initial public offering.

Tax Fees for the years ended December 31, 2006 and December 31, 2007 were for services related to tax compliance.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 18, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Entities affiliated with AVM Capital Partners LLC(2)	4,407,352	10.9%
Entities affiliated with Turner Investment Partners, Inc.(3)	2,074,492	5.1%
FMR LLC(4)	5,163,628	12.8%
Syed B. Ali(5)	2,501,250	6.2%
Arthur D. Chadwick(6)	405,800	1.0%
Anil J. Jain(7)	744,000	1.8%
Rajiv Khemani(8)	328,500	*
C.N. Reddy(9)	462,780	1.1%
John W. Jarve(10)	465,488	1.2%
Anthony Pantuso(11)	1,733,488	4.3%
Kris Chellam(12)	83,250	*
Anthony Thornley(13)	28,125	*
All executive officers and directors as a group (9 persons)(14)	6,752,681	16.7%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,391,131 shares outstanding on March 18, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Consists of (a) 4,129,575 shares held by Alliance Ventures, IV, L.P. and (b) 277,777 shares held by Alliance Ventures III, L.P. AVM Capital Partners LLC is the general partner of Alliance Ventures IV, L.P. and Alliance Ventures III, L.P. (together, the “Alliance Entities”). The address for the Alliance Entities is 12930 Saratoga Avenue, Suite D-8, Saratoga, CA 95070.

(3)	Consists of shares owned by record clients of Turner Investment Partners, Inc., in its capacity as an investment advisor. Turner Investment Partners, Inc. has sole voting power over 1,676,042 shares and sole investment power over 2,074,492 shares. The address for Turner Investment Partners, Inc. is 1205 Westlake Drive, Suite 100, Berwyn, PA 19312.

(4)	Consists of (a) 5,146,928 shares owned by Fidelity Management and Research Company (“Fidelity”), which is a wholly owned subsidiary of FMR LLC and (b) 16,700 shares owned by Pyramis Global Advisors Trust Company (“Pyramis”), which is an indirect wholly owned subsidiary of FMR LLC. Edward C. Johnson 3rd is the Chairman of FMR LLC and as Chairman has (a) sole investment power over the 5,146,928 shares held by Fidelity, (b) sole investment power over the 16,700 shares held by Pyramis, and (c) sole voting power over the 16,700 shares held by Pyramis. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	Includes 700,000 shares that Mr. Ali has a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

(6)	Consists of (a) 137,293 shares held by Arthur D. Chadwick, (b) 87,495 shares held by Arthur D. Chadwick Living Trust, dated 5/24/2000 for which Mr. Chadwick is the sole beneficiary and sole trustee, (c) 118,507 shares held by The Chadwick Living Trust, Arthur D. Chadwick and Farah Subedar, Trustees, U.A DTD 05/24/2000, (d) 62,505 shares held by Farah J. Subedar Living Trust, dated 5/24/2000 for which Mr. Chadwick’s spouse is the sole beneficiary and sole trustee.

(7)	Includes (a) 95,000 shares held by the Jain Family Trust Dated 2/27/07, a trust for the benefit of Mr. Jain’s children, and (b) 197,500 shares that Mr. Jain has a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

(8)	Includes 57,293 shares that Mr. Khemani has a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

(9)	Consists of (a) 30,872 shares held by Solar Venture Partners, LP, (b) 342,968 shares held by Scenic Investments L.P., (c) 86,207 shares held by Scenic Capital, and (d) 2,733 shares held directly by C.N. Reddy. C.N. Reddy, one of our directors, is one of the general partners of Solar Venture Partners, LP, one of the general partners of Scenic Investments, L.P. and the general partner of Scenic Capital. Mr. Reddy may be deemed to share voting and investment power over these shares. Mr. Reddy disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(10)	Consists of (a) 1,906 shares owned directly by Menlo Entrepreneurs Fund IX(A), L.P., (b) 12,789 shares owned directly by Menlo Entrepreneurs Fund IX, L.P., (c) 387,690 shares owned directly by Menlo Ventures IX, L.P., (d) 8,418 shares owned directly by MMEF IX, L.P., (e) 51,569 shares owned directly by the Jarve Family Trust dated 4/25/95, and (f) 3,116 shares owned directly by Linden Partners II, L.P. John Jarve, one of our directors, is a managing member of MV Management IX, L.L.C., the general partner of Menlo Ventures, IX, L.P., Menlo Entrepreneurs Fund IX, L.P., Menlo Entrepreneurs Fund IX(A), L.P. and MMEF IX, L.P. and has shared voting and investment power over the shares held by these entities. Mr. Jarve is a trustee and beneficiary of the Jarve Family Trust dated 4/25/95 and a general partner of Linden Partners II, L.P. and has shared voting and investment power over the shares held by these entities. Mr. Jarve disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest in them.

(11)	Consists of (a) 1,560,141 shares held by NeoCarta Ventures, L.P. and (b) 173,347 shares held by NeoCarta Scout Fund, L.L.C. Anthony Pantuso, one of our directors, is a managing director of NeoCarta Associates, LLC, which is the general partner of NeoCarta Ventures, L.P. and the manager of NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to share dispositive and voting power over these shares, which are, or may be, deemed to be beneficially owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12)	Includes (a) 77,000 shares held by The Chellam Family Trust dtd 1/28/88, of which Mr. Chellam is a co-trustee, and (b) 6,250 shares that Mr. Chellam has a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

(13)	Includes 3,125 shares that Mr. Thornley has a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

(14)	Includes an aggregate of 964,168 shares that our directors and named executive officers have a right to acquire within 60 days of March 18, 2008 pursuant to outstanding options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except, however, for the unintended omission to file a Form 4 in connection with the conversion of preferred stock beneficially owned by Mr. Chellam and Mr. Reddy to common stock in connection with our initial public offering.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2007:

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted Average	Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of Outstanding	Outstanding Options,	(Excluding Securities
	Options, Warrants and Rights	Warrants and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
2001 Stock Incentive Plan(1)	3,735,301	$2.64	348,698
2007 Equity Incentive Plan(2)	196,700	$28.57	4,802,800
Equity compensation plans not approved by security holders	—	—	—
Total	3,932,700	$3.85	5,151,498

(1)	In February 2001, we adopted the 2001 Stock Incentive Plan, or 2001 Plan. A total of 10,345,979 shares of common stock are reserved for issuance under the 2001 Plan. As a result of our initial public offering and the adoption of the 2007 Equity Incentive Plan, the Company no longer grants awards under the 2001 Plan; however, all outstanding options continue to be governed by their existing terms.

(2)	In February 2007, we adopted the 2007 Equity Incentive Plan, or 2007 Plan, which became effective in May 2007 in connection with our initial public offering. A total of 5,000,000 shares of common stock were initially authorized for issuance under the 2007 Incentive Plan. Our board of directors may increase the share reserve as of each January 1, from January 1, 2008 through January 1, 2017 (each such day a “Calculation Date”), by an amount determined by our board; provided, however that the increase for any year may not exceed the lesser of (1) 5% of the total number of shares of our common stock outstanding on the Calculation Date or (2) 5,000,000 shares.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives, to align executives’ incentives with stockholder value creation, to be affordable within the context of our operating expense model, to be fairly and equitably administered and to reflect our values. To achieve these objectives, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of our executives’ overall compensation to our financial performance and common stock price. Overall, the total compensation opportunity is intended to create an executive compensation program that is based on comparable public companies.

As we administer our compensation programs, we plan to:

•	evolve and modify our programs to reflect the competitive environment and our changing business needs;

•	focus on simplicity, flexibility and choice wherever possible;

•	openly communicate the details of our programs with our employees and managers to ensure that our programs and their goals are understood;

•	provide our managers and employees with the tools they need to administer our compensation programs; and

•	consistently apply our compensation philosophy to all our locations, although our specific programs may vary from country to country.

The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In July 2007 our Compensation Committee established a policy for generally meeting on the third Monday of each of the last two months of each quarter for the purpose of granting equity awards to new employees, including any new executive officers, and, on occasion, to existing employees.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive officers’ compensation paid at other companies identified by the consultant.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objective, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

In January 2008 the Compensation Committee engaged an independent compensation consultant, Compensia, Inc., to provide the committee with an analysis of our salaries and stock incentive awards for executive officers. At the request of the Compensation Committee, Compensia held discussions with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the we compete.

Compensation Components

Base Salary.  Base salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be in the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy. Base salaries are reviewed by our Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and cost of living adjustments, as appropriate. The Compensation Committee neither bases its consideration on any single factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors. The salaries paid to our executive officers did not change in 2007 because the Compensation Committee believed that the salaries continued to achieve our executive compensation objectives. Although 2007 salaries did not change, Mr. Chadwick’s base salary compensation, as reflected in the Summary Compensation Table below, was lower in 2007 due to an increase in unpaid time-off in 2007. The Compensation Committee performed its annual review of the named executive officer salaries for 2008 and decided to adjust the base salary amounts and to eliminate the officer bonus program. The named executive officers’ salaries will be increased, effective April 1, 2008, such that Mr. Ali’s yearly salary will be $295,000, Mr. Chadwick’s yearly salary will be $240,000, Mr. Jain’s yearly salary will be $240,000 and Mr. Khemani’s yearly salary will be $275,000.

Annual Bonus.  In addition to base salaries, we believe performance-based cash bonuses can be important in providing incentives to achieve corporate goals. Cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. In 2007, the Compensation Committee established the 2007 Executive Bonus Plan, or the 2007 Bonus Plan. The 2007 Bonus Plan provides for the payment of cash bonuses biannually, if approved by the Compensation Committee. The Board of Directors set the target bonus amounts for the first half of 2007 at $25,000 for Mr. Ali and $10,000 for each of Messrs. Chadwick, Jain and Khemani. The Compensation Committee set the target bonus amounts for the second half of 2007 at $25,000 for Messrs. Ali and Khemani and $10,000 for each of Messrs. Chadwick and Jain. The Compensation Committee increased Mr. Khemani’s target bonus amount for the second half of 2007 due to an increase in his responsibilities. The payment of these cash bonus target amounts in each half of 2007 were based solely on the achievement of certain corporate financial goals set by the Board of Directors and the Compensation Committee. Pursuant to the 2007 Bonus Plan, bonus amounts could range from zero to all of the target bonus amount. In setting the target bonus amounts, the Compensation Committee believed such amounts achieved our goals of providing incentives for each of the named executive officers to achieve the corporate financial goals set by the committee as well as motivating and rewarding each of the named executive officers for their performance. In July 2007 and January 2008 the Compensation Committee approved the payment of the full target bonus amounts to each of the named executive officers due to the full achievement of the financial goals. Our Compensation Committee has determined that for 2008 we will not maintain a bonus program. The Compensation Committee believes that base salaries and equity compensation are sufficient to achieve our compensation goals and provide both short and long-term incentives for our named executive officers.

Long-Term Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through our grants of stock-based awards. Our long-term equity incentive compensation is currently exclusively in the form of stock options to acquire our common stock. In 2007 our Board of Directors adopted the Cavium Networks, Inc. 2007 Equity Incentive Plan, the 2007 Plan, which permits the grant of stock options, stock appreciation rights, restricted stock grants or awards, performance shares, and other stock-based awards. The 2007 Plan was established to provide our employees, including our named executive officers, with incentives to help align those employees’ incentives with the interests of our stockholders. Our Compensation Committee does not apply a rigid formula in allocating stock options to named executive officers as a group or to any particular named executive officer. Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, the non-equity compensation received by the named executive officer and the total number of options to be granted to all employees during the year. Our Compensation Committee also considers each executive officer’s unvested stock options, as we believe the vesting of stock options over time is important to the future performance of our named executive officers. In the past, our practice has been to review annually equity awards to our named executive officers, and make additional awards if appropriate. Like our other compensation components, we intend that the annual aggregate value of long-term incentive awards will be set in line with that of comparable companies.

None of our named executive officers received stock option grants in 2007. In 2006 our Board of Directors granted stock options to each named executive officer, including an option with a four year vesting schedule and an option with a five year vesting schedule. In 2007 the Compensation Committee determined that the stock options granted to the named executive officers in 2006 continued to satisfy our goals of encouraging long-term performance and aligning the named executive officers’ interests with stockholders due to the size of the stock option grants as well as the vesting schedules of such grants. On March 17, 2008, the Compensation Committee granted equity incentive plan awards, including the following grants to the named executive officers: 175,000 stock options to Mr. Ali, 50,000 stock options to Mr. Chadwick, 50,000 stock options to Mr. Jain and 60,000 stock options to Mr. Khemani. Each of these option grants vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.

Our Compensation Committee has established a policy for meeting on the third Monday of each of the last two months in each quarter for the purpose of granting equity awards to new employees, including any new executive officers, and, on occasion, to existing employees. We do not time the granting of our stock options with any favorable or unfavorable news released by us and the proximity of the grant of any awards to an earnings announcement or other market event is coincidental. The exercise price of options is set at the closing price of our common stock on the date of grant.

Stock Appreciation Rights.  Our 2007 Plan authorizes us to grant stock appreciation rights. To date no stock appreciation rights have been awarded to any of our executive officers. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

Restricted Stock Grants or Awards.  Our Compensation Committee did not grant restricted stock or restricted stock awards to any of our executive officers in the year ended December 31, 2007. However, our 2007 Plan authorizes restricted stock and restricted stock awards and our Compensation Committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

Stock Ownership Guidelines.  While we encourage our executive officers to hold a significant equity interest in the Company, we do not have specific share retention and ownership guidelines for our executive officers. We may implement guidelines regarding the issuance of new stock option awards in the future in order to assure that our officers are appropriately incentivized.

All of our full-time employees in the U.S., including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life insurance programs.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future its stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our named executive officers in lieu of stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants and other considerations.

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the compensation limits of

Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with the best interests of the Company and those of our stockholders.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and 2006, compensation awarded to, paid to or earned by the Company’s chief executive officer, Chief Financial Officer and its two other most highly compensated executive officers at December 31, 2007:

Summary Compensation Table

				Option	Non-Equity Incentive
		Salary	Bonus(1)	Awards(2)	Plan Compensation	All Other
Name and Principal Position	Year	($)	($)	($)	($)	Compensation ($)		Total ($)

Syed B. Ali,	2007	194,480	50,000	154,996	—	11,114	(3)	410,590
President and chief executive officer	2006	194,480	45,650	120,599	—	10,640	(3)	371,369
Arthur D. Chadwick,	2007	182,250	20,000	44,284	—	11,284	(3)	257,818
Vice President of Finance and Administration and Chief Financial Officer	2006	188,625	18,260	34,457	—	10,780	(3)	252,122
Anil K. Jain,	2007	194,480	20,000	47,606	—	11,283	(3)	273,369
Vice President of IC Engineering	2006	194,480	18,260	37,041	—	10,779	(3)	260,560
Rajiv Khemani,	2007	187,200	35,000	95,729	—	11,049	(3)	328,978
Vice President of Marketing and Sales	2006	187,200	18,260	42,060	—	10,528	(3)	258,048

(1)	Bonuses listed on this table reflects the performance of the chief executive officer, Chief Financial Officer and each of the named executive officers. However, a portion of the bonuses are actually paid in the following calendar year.

(2)	The dollar amounts in this column represent the expensed fair value of stock options granted in the fiscal years ended December 31, 2007 and 2006, calculated in accordance with SFAS No. 123(R). See Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 10, 2008, for a discussion of assumptions made in determining the grant date and fair market value and compensation expense of our stock options.

(3)	Includes the following payments we paid on behalf of the executives:

		Health Care	Life
		Contribution	Insurance	Total
Name	Year	($)	Premiums ($)	($)

Syed B. Ali	2007	10,884	260	11,144
	2006	10,380	260	10,640
Arthur D. Chadwick	2007	10,884	400	11,284
	2006	10,380	400	10,780
Anil K. Jain	2007	10,884	399	11,283
	2006	10,380	399	10,779
Rajiv Khemani	2007	10,884	165	11,049
	2006	10,380	148	10,528

Grants of Plan Based Awards

No grants of plan-based awards were made to our named executive officers for the fiscal year ended December 31, 2007.

Outstanding Equity Awards At 2007 Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards At December 31, 2007

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options		Options	Exercise Price	Expiration
Name	Exercisable		Unexercisable	($)(1)	Date

Syed B. Ali	350,000	(2)	—	1.02	8/2/2015
	175,000	(2)	—	3.04	3/22/2016
	175,000	(3)	—	3.04	3/22/2016
Arthur D. Chadwick	—		—	—	—
Anil K. Jain	90,000	(2)	—	1.02	8/2/2015
	53,750	(2)	—	3.04	3/22/2016
	53,750	(3)	—	3.04	3/22/2016
Rajiv Khemani	26,042	(2)	—	3.04	3/22/2016
	30,834	(3)	—	3.04	3/22/2016
	417	(4)	—	5.42	11/14/2016

(1)	Represents the per share fair market value of our common stock, as determined by our Board of Directors in good faith on the grant date.

(2)	Each option vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.

(3)	Each option vests as to 20% on the one year anniversary of the vesting commencement date and 1/60th of the shares subject to the stock option vest monthly thereafter.

(4)	15,000 shares vested on the date of grant and 1/48th of the shares subject to the stock option vest monthly over 12 months after the vesting commencement date.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2007, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2007

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Syed B. Ali	—	—
Arthur D. Chadwick	—	—
Anil K. Jain(1)	25,000	$205,500
Rajiv Khemani	57,082	$1,252,935

(1)	Mr. Jain exercised the option on March 29, 2007, prior to the Company’s initial public offering. The Value Realized on Exercise is calculated based on the fair market value of the Company’s common stock on the date of exercise.

Pension Benefits

We do not currently maintain qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not currently maintain non-qualified defined contribution plans or other deferred compensation plans.

Employee Agreements and Potential Payments Upon Termination or Change in Control

The following summaries set forth the employment agreements and potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. We believe that the severance benefits are appropriate, particularly with respect to a termination without cause since in that scenario, we and the executive officer have a mutually agreed upon severance package that is in place prior to any termination event which provides us with more flexibility to make a change in our executive management if such a change is in the stockholders’ best interest. In addition to the potential payments set forth below, each of the named executive officers, as employees, may be entitled to certain benefits under the 2007 Equity Incentive Plan relating to a change in control or other corporate transaction.

Syed B. Ali.  In January 2001, we entered into an employment agreement with Mr. Ali, our President and chief executive officer. The base annual salary paid to Mr. Ali in 2007 was $194,480. Mr. Ali’s agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Ali. If we terminate Mr. Ali’s employment without cause or Mr. Ali is constructively terminated, and Mr. Ali executes a release of claims against the Company, Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of twelve months and reimbursement for health care continuation coverage for the same period. If, during the twelve-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he has been provided with substantially similar coverage. For a period of eighteen months after his termination of employment, Mr. Ali will be subject to certain restrictions on competition with the Company and on the solicitation of employees, customers and clients. Mr. Ali is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Arthur D. Chadwick.  In December 2004, we entered into an employment offer letter with Mr. Chadwick, our Vice President of Finance & Administration and Chief Financial Officer. The base annual salary for Mr. Chadwick in 2007 was $188,625. Mr. Chadwick’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Chadwick. If we terminate Mr. Chadwick’s employment without cause or Mr. Chadwick resigns for good reason, one half of his unvested Company stock and stock options issued pursuant to his offer letter will become vested. Mr. Chadwick’s unvested Company stock and stock options issued pursuant to his offer letter will vest if we terminate Mr. Chadwick’s employment or Mr. Chadwick resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Chadwick has agreed to assist the Company with the transition following such a transaction for up to 6 months. Mr. Chadwick is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Anil K. Jain.  In January 2001, we entered into an employment offer letter with Mr. Jain, our Vice President of IC Engineering. The base annual salary paid to Mr. Jain in 2007 was $194,480. Mr. Jain’s offer letter provides that Mr. Jain is an at-will employee and his employment may be terminated at any time by us or Mr. Jain. If we terminate Mr. Jain’s employment for any reason, Mr. Jain is entitled to receive his base salary as well as benefits for three months after termination. Mr. Jain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Rajiv Khemani.  In May 2003, we entered into an employment offer letter with Mr. Khemani, our Vice President of Marketing and Sales. The base annual salary paid to Mr. Khemani in 2007 was $187,200.

Mr. Khemani’s offer letter provides that Mr. Khemani is an at-will employee and his employment may be terminated at any time by us or Mr. Khemani. The offer letter does not provide Mr. Khemani with any severance or change in control benefits. Mr. Khemani is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Stock Option Awards

We currently grant stock awards to executive officers under our 2007 Equity Incentive Plan, of the 2007 Plan. The 2007 Plan was established to provide our employees with an opportunity to participate in our long-term performance. The following is a brief description of certain permissible terms of stock options under the 2007 Plan:

Exercise Price.  Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant except in the case of certain incentive stock options.

Term.  The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years (except in the case of certain incentive stock options). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested stock options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested stock options for a period of 12 months following such cessation of service in the event of disability and 18 months following the date of death. The stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may a stock option be exercised beyond the expiration of its term.

Consideration.  Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker- assisted cashless exercise, (c) the tender of common stock owned by the optionee, (d) a net exercise arrangement, and (e) other legal consideration approved by the plan administrator.

Restriction on Transfer.  Unless the plan administrator provides otherwise, stock options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the stock option following the optionee’s death.

Corporate Transactions.  In the event of certain significant corporate transactions, our Board of Directors has the discretion to take one or more of the following actions with respect to a stock award: (i) arrange for the surviving or acquiring corporation (or its parent) to assume or continue the stock award or to substitute a similar stock award for the stock award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us for any shares issued pursuant to the stock award to the surviving or acquiring corporation (or its parent); (iii) accelerate the vesting and exercisability of the stock award, if applicable, with such stock award terminating if not exercised (if applicable) prior to the corporate transaction; (iv) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award; or (v) cancel the stock award, to the extent not vested or not exercised prior to the corporate transaction, in exchange for such cash consideration as our Board of Directors, in its discretion, may consider appropriate. Our Board of Directors does not need to take the same action with respect to all stock awards or with respect to all participants. Other terms may be provided in individual stock award agreements.

For purposes of the 2007 Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of our consolidated assets and the consolidated assets of our subsidiaries; (ii) a sale of at least 90% of our outstanding securities; (iii) the consummation of a merger or consolidation in which we are not the surviving corporation; or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but the shares of our outstanding common stock are converted into other property by virtue of the transaction.

Prior to May 2007, we granted options under our 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 2001 Stock Incentive Plan has terminated, all outstanding options will continue to be governed by their existing terms.

Director Compensation

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2007

Change in
Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)	($)

Kris Chellam(2)	—	—	24,734	—	—	—	24,734
John W. Jarve(3)	—	—	—	—	—	—	—
Anthony J. Pantuso(4)	—	—	—	—	—	—	—
C.N. Reddy(5)	—	—	—	—	—	—	—
Anthony S. Thornley(6)	—	—	19,761	—	—	—	19,761

(1)	The dollar amounts in this column represent the expensed fair value of stock options granted in the fiscal year ended December 31, 2007, calculated in accordance with SFAS No. 123(R). See Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 10, 2008, for a discussion of assumptions made in determining the grant date and fair market value and compensation expense of our stock options.

(2)	Mr. Chellam owned options to purchase up to 6,250 shares of our common stock as of December 31, 2007, all of which were vested as of December 31, 2007. The grant date fair value of these options is $33,875.

(3)	Mr. Jarve did not own any outstanding options as of December 31, 2007.

(4)	Mr. Pantuso did not own any outstanding options as of December 31, 2007.

(5)	Mr. Reddy did not own any outstanding options as of December 31, 2007.

(6)	Mr. Thornley owned options to purchase up to 3,125 shares of our common stock as of December 31, 2007, 650 shares of which were vested as of December 31, 2007. The grant date fair value of these options is $26,625.

Our directors have not received any cash compensation for their services as members of our Board of Directors or any committee of our Board of Directors in 2007. However, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.

Non-employee directors will receive cash compensation for their services as non-employee members of the Board of Directors in the following amounts: $12,000 per year for service on the Board of Directors, plus $6,000 per year for service on the audit committee and $6,000 per year for service on the Compensation Committee. In addition, the chairperson of the audit committee will receive an additional $6,000 per year. This cash compensation will be paid annually, with the first payment to be made on the date of our 2008 annual stockholders’ meeting.

In February 2007, based upon a review of the stock options held by each non-employee director, the Board of Directors granted a stock option to purchase 3,125 shares of common stock at an exercise price of $8.52 per share to Mr. Thornley. This option has a four-year vesting schedule. In the event of certain change in control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each option granted to the non-employee directors will accelerate fully.

Each individual who is elected or appointed as a non-employee director of the Board of Directors will automatically be granted a stock option to purchase 50,000 shares of our common stock. All of the shares subject to each such grant vest in equal monthly installments over four years. The vesting commencement date of these stock options will occur when the director first takes office. At the time of each of our annual stockholders’ meetings, beginning in 2008, each non-employee director who has served for at least the preceding six months and who will continue to be a director after that meeting will automatically be granted a nonstatutory stock option on such date to purchase 12,500 shares of our common stock that will vest in equal monthly installments over four years. All these stock options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to the statutory limit, which is $15,500 for calendar year 2007. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit.

Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, when contributed. We do not make matching contributions. Participant contributions are held and invested by the plan’s trustee.

Transactions With Related Persons

Code of Conduct policy and Procedures

In 2007, the Company adopted a written Code of Conduct that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with employees, officers, directors and consultants. Pursuant to our written Code of Conduct, our executive officers and directors are not permitted to enter into such transactions with us without the approval of either our audit committee or our board of directors. Our audit committee and/or board of directors shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee or board of directors determines in the good faith exercise of its discretion. Our Code of Conduct also prohibits employees from entering into transactions that are a “conflict of interest,” such as those in which a person’s private interest interferes in any way with the Company’s interests, without the approval of our designated Compliance Officer.

Certain Related-Person Transactions

In March 2007, Mr. Jain exercised options to purchase 25,000 shares of the Company’s common stock at $0.30 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares on the date of exercise) of $205,500.

In November and December 2007, Mr. Khemani exercised options to purchase 37,499 shares of the Company’s common stock at $3.04 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales prices reported on The Nasdaq Global Market for the date of exercise) of $852,465.

In November 2007, Mr. Khemani exercised options to purchase 19,583 shares of the Company’s common stock at $5.42 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales prices reported on The Nasdaq Global Market for the date of exercise) of $400,472.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cavium stockholders will be “householding” our proxy materials. A single proxy statement or Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report and Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to Cavium Networks, Inc., Arthur D. Chadwick, Chief Financial Officer, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043. Stockholders who currently receive multiple copies of the proxy statement or Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Arthur D. Chadwick
Arthur D. Chadwick
Secretary

March 24, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS	Mark Here for Address Change or Comments	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
PLEASE SEE REVERSE SIDE

	FOR	WITHHELD
The Board of Directors recommends a vote FOR Items 1 and 2.		FOR ALL		FOR	AGAINST	ABSTAIN

ITEM 1-Election of Directors for a three-year term expiring at the 2011 Annual Meeting:	☐	☐	ITEM 2-To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Cavium Networks, Inc. for its fiscal year ending December 31, 2008.	☐	☐	☐
Nominees: 01 Anthony J. Pantuso
02 C. N. Reddy

Withheld for the nominees you list above: (Write that nominee’s name in the space provided below.)

WILL ATTEND
			If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cavm		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CAVIUM NETWORKS, INC.
ANNUAL MEETING OF STOCKHOLDERS - APRIL 18, 2008
     The undersigned hereby appoints Syed B. Ali and Arthur D. Chadwick, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cavium Networks, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 18, 2008 (the “Annual Meeting”) or any adjournment thereof, with all powers that the undersigned would possess if present at the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Cavium Networks, Inc. account online.
Access your Cavium Networks, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Cavium Networks, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
****TRY IT OUT****

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-311-3759